Exhibit 99.3

2901 Butterfield Road, Oak Brook, Ill., 60523

FOR IMMEDIATE RELEASE

Date:	March 3, 2005

Contact:	Rick Fox, Inland Communications, Inc.
(630) 218-8000 Ext. 4896 or rfox@inlandgroup.com
or
Dione McConnell, Inland Retail Real Estate Trust, Inc.
(630) 218-8000 Ext. 4782 or mcconnell@inland-retail.com

Inland Retail Real Estate Trust, Inc.  Announces 2005

Annual Shareholder Meeting Date and Amendment to

Share Repurchase Program and Distribution Reinvestment Program

OAK BROOK, IL (March 3, 2005)— Inland Retail Real Estate Trust, Inc. (“Inland Retail”), announced today that its Board of Directors has scheduled Inland Retail’s 2005 annual shareholder meeting for June 14, 2005.  The record date for the annual shareholder meeting is April 15, 2005.  The foregoing dates are subject to change at any time.

Additionally, Inland Retail announced today that it has amended and restated its Share Repurchase Program (the “SRP”) effective as of March 15, 2005.  The amended and restated SRP affects Inland Retail’s shares of common stock, par value $0.01 per share.  Under the amended SRP, shareholders will be able to sell their shares to Inland Retail from time to time at a fixed purchase price of $10.25 per share.  The prior price at which a shareholder could sell shares to Inland Retail under the SRP ranged from $9.25 to $10.00 per share, depending on the period of time that a shareholder owned the shares.  Commencing March 15, 2005, the SRP will be administered by Registrar and Transfer Company.

Finally, Inland Retail announced today that it has amended and restated its Distribution Reinvestment Program (the “DRP”) effective as of the distribution payment date of April 7, 2005.  The amended and restated DRP affects Inland Retail’s shares of common stock.  Under the amended DRP, a shareholder can acquire from time to time, without incurring any brokerage commission, fees or service charges, additional shares of Inland Retail’s stock by reinvesting cash distributions payable to such shareholder.  The price at which additional shares of Inland Retail’s stock will be acquired under the DRP is fixed at $10.25 per share.  The prior price at which a shareholder could acquire shares of Inland Retail under the DRP was $9.50 per share.  Commencing March 15, 2005, the DRP will be administered by Registrar and Transfer Company.

Inland Retail is a publicly registered, non-listed real estate investment trust, which owns, manages, leases, develops and redevelops primarily neighborhood and community retail shopping centers and free-standing retail buildings.  Inland Retail owns 275 properties located primarily in the southeastern United States and containing approximately 33 million square feet of space.  Inland Retail was originally sponsored by Inland Real Estate Investment

Corporation, which is a part of The Inland Real Estate Group of Companies, Inc.  To learn more about Inland Retail, please visit www.inlandgroup.com.